Exhibit 10.1

RECEIVED	FILED	ENTERED
	LODGED	RECEIVED
DEC 21, 2005	*	DEC 21, 2005 *

BADGLEY-MULLINS LAW GROUP	AT SEATTLE
CLERK U.S. DISTRICT COURT
WESTERN DISTRICT OF WASHINGTON
BY DEPUTY

THE HONORABLE

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT SEATTLE

STATE OF WASHINGTON,	NO.	CV05-2111

Plaintiff,
v.	CONSENT DECREE

MARQUEE HOLDINGS, INC.

and

LCE HOLDINGS, INC.,

Defendants.

Plaintiff, State of Washington, filed its Complaint herein and Defendants were duly served with copies of the Summons and Complaint. Defendants, by and through their attorneys, have consented to the entry of this Consent Decree without trial or adjudication of any issue of fact or law herein and have waived notice of presentation of this Consent Decree. This Consent Decree does not constitute any evidence against or an admission by any party with respect to any issue of law or fact herein.

CONSENT DECREE	ATTORNEY GENERAL OF WASHINGTON 900 Fourth Avenue, Suite 2000 Seattle, WA 98164-1012 (206) 464-7744

Defendants have agreed to be bound by the provisions of this Consent Decree and there is no just reason for delay in its entry. NOW, THEREFORE, before the taking of any testimony, and without trial or adjudication of any issue of fact or law herein, and upon consent of the parties hereto, it is hereby ORDERED, ADJUDGED, AND DECREED as follows:

I. JURISDICTION

A.                                   This Court has jurisdiction over the subject matter of this action and over each of the parties hereto. The Complaint states a claim upon which relief may be granted against the Defendants under Section 16 of the Clayton Act, 15 U.S.C. §18 and RCW 19.86.060.

B.                                     The Attorney General of Washington has the authority to bring this action pursuant to Section 16 of the Clayton Act, 15 U.S.C. §26 and RCW 19.86.060 and 19.86.080 of the Washington State Unfair Business Practices — Consumer Protection Act.

C.                                     Venue is proper in the United States District Court for the Western District of Washington.

II. DEFINITIONS

As used in this Consent Decree:

A.                                   “Acquirer” means the entity to whom defendants divest the Theater Assets.

B.                                     “AMC” means defendant Marquee Holdings, Inc., a Delaware corporation with its headquarters in Kansas City, Missouri, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

C.                                     “Loews” means defendant LCE Holdings, Inc., a Delaware corporation with its headquarters in New York City, New York, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

D.                                    “Landlord Consent’’ means any contractual approval or consent that the landlord or owner of one or more of the Theater Assets, or the property on which one or more of the Theater Assets is situated, must grant prior to the transfer of one of the Theater Assets to an Acquirer.

E.                                      “Theater Assets” means the first-run, commercial motion picture theater business currently operating under the following name and at the following location: Meridian 16, at 1501 7th Ave. Seattle, WA. The term “Theater Assets” includes:

(1) all tangible assets that comprise the first-run, commercial motion picture theatre business including all equipment, fixed assets and fixtures, personal property, inventory, office furniture, materials, supplies, and other tangible property and all assets used in connection with the Theatre Assets; all licenses, permits and authorizations issued by any governmental organization relating to the Theatre Assets; all contracts, agreements, leases, commitments, certifications, and understandings, relating to the Theatre Assets, including supply agreements; all customer lists, contracts, accounts, and credit records; all repair and performance records and all other records relating to the Theatre Assets;

(2) all intangible assets used in the development, production, servicing and sale of Theatre Assets, including, but not limited to all licenses and sublicenses, intellectual property, technical information, computer software (except defendants’ proprietary software) and related documentation, know-how, drawings, blueprints, designs, specifications for materials, specifications for parts and devices, quality assurance and control procedures, all technical manuals and information defendants provide to their own employees, customers, suppliers, agents or licensees, and all research data relating to the

Theatre Assets; provided, however, that this term does not include (a) any right to use or interest in defendants’ Copyrights, trademarks, trade names, service marks, or service names, or (b) assets that the defendants do not own and are not legally able to transfer.

III. APPLICABILITY

A.                                   The provisions of this Consent Decree apply to the Defendants, their successors and assigns, their subsidiaries, affiliates, directors, officers, managers, agents, and employees, and all other persons in active concert or participation with any of them who have received actual notice of this Consent Decree by personal service or otherwise.

B.                                     Defendants shall notify plaintiff in writing at least thirty (30) days prior to any proposed change in the Defendants that may affect compliance obligations arising out of this Consent Decree, such as dissolution, assignment, sale resulting in the emergence of a successor corporation, or the creation of dissolution of subsidiaries, or any other change in the corporation that may affect compliance obligations arising out of this Consent Decree. A copy of this Consent Decree shall be given to any successor corporation.

C.                                     Defendants shall require, as a condition of the sale or other disposition of all or substantially all of their assets or of lesser business units that include the Theater Assets, that the purchaser agrees to be bound by the provisions of this Consent Decree; provided, however, that defendants need not obtain such an agreement from the Acquirer.

D.                                    Nothing herein shall suggest that any portion of this Consent Decree is or has been created for the benefit of any third party and nothing herein shall be construed to provide any rights to third parties.

E.                                      Defendants agree that this Consent Decree is entered voluntarily and represents the entire agreement of the parties. Defendants agree and represent that any officers signing this

Consent Decree have been authorized by their boards of directors to execute this Consent Decree on the Defendants’ behalf.

IV. DIVESTITURE

A.                                   Defendants are ordered and directed, within 60 calendar days after the filing of the Complaint in this matter, or five (5) days after notice of the entry of this Consent Decree by the Court, whichever is later, to divest the Theater Assets in a manner consistent with this Consent Decree to an Acquirer acceptable to the State of Washington. The State of Washington, in its sole discretion, may agree to one or more extensions of this time period not to exceed 60 days in total, and shall notify the Court in such circumstances; provided, however, that the State of Washington shall recognize an extension of time for the divestiture granted by the United States under a consent decree entered into by the United States and defendants. Defendants agree to use their best efforts to divest the Theater Assets as expeditiously as possible.

B.                                     In accomplishing the divestiture ordered by this Consent Decree, defendants promptly shall make known, by usual and customary means, the availability of the Theater Assets. Defendants shall inform any person making inquiry regarding a possible purchase of the Theater Assets that they are being divested pursuant to this Consent Decree and provide that person with a copy of this Consent Decree. Defendants shall offer to furnish to all prospective Acquirers, subject to customary confidentiality assurances, all information and documents relating to the Theater Assets customarily provided in a due diligence process except such information or documents subject to the attorney-client or work-product privileges. Defendants shall make available such information to the State of Washington at the same time that such information is made available to any other person.

C.                                     Defendants shall provide the Acquirer and the State of Washington information relating to the personnel involved in the operation of the Theater Assets to enable the Acquirer to make offers of employment. Defendants will not interfere with any negotiations by the

Acquirer to employ any defendant employee whose primary responsibility is the operation of the Theater Assets.

D.                                    Defendants shall permit prospective Acquirers of the Theater Assets to have reasonable access to personnel and to make inspections of the physical facilities of the Theater Assets; access to any and all environmental, zoning, and other permit documents and information; and access to any and all financial, operational, or other documents and information customarily provided as part of a due diligence process.

E.                                      Defendants shall warrant to the Acquirer of the Theater Assets that each asset will be operational on the date of sale.

F.                                      Defendants shall not take any action that will impede in any way the permitting, operation, or divestiture of the Theater Assets.

G.                                     At the option of the Acquirer, defendants shall enter into an agreement for products and services, such as computer support services, that are reasonably necessary for the Acquirer to effectively operate the Theater Assets during a transition period. The terms and conditions of any contractual arrangements meant to satisfy this provision must be commercially reasonable for those products and services for which the agreement is entered and shall remain in effect for no more than three months, absent approval of the State of Washington, in its sole discretion.

H.                                    Defendants shall warrant to the Acquirer of the Theater Assets that there are no material defects in the environmental, zoning or other permits pertaining to the operation of each asset, and that following the sale of the Theater Assets, defendants will not undertake, directly or indirectly, any challenges to the environmental, zoning, or other permits relating to the operation of the Theater Assets.

I.                                         Unless the State of Washington otherwise consents in writing, the divestiture pursuant to Section IV, or by trustee appointed pursuant to Section V, of this Consent Decree, shall include the entire Theater Assets, and shall be accomplished in such a way as to satisfy the State of Washington, in its sole discretion that the Theater Assets can and will be used by the Acquirer as part of a viable, ongoing business of first-run, commercial motion picture Theaters. Divestiture of the Theater Assets may be made to an Acquirer, provided that it is demonstrated to the sole satisfaction of the State of Washington that the Theater Assets will remain viable and the divestiture of such assets will remedy the competitive harm alleged in the Complaint. The divestiture, whether pursuant to Section IV or Section V of this Consent Decree,

(1)  shall be made to an Acquirer that, in the State of Washington’s sole judgment, has the intent and capability (including the necessary managerial, operational, technical and financial capability) of competing effectively in the business of first-run, commercial motion picture Theaters; and

(2)  shall be accomplished so as to satisfy the State of Washington, in its sole discretion, that none of the terms of any agreement between an Acquirer and defendants give defendants the ability unreasonably to raise the Acquirer’s costs, to lower the Acquirer’s efficiency, or otherwise to interfere in the ability of the Acquirer to compete effectively.

J.                                        To the extent the State of Washington’s decision concerning the choice of Acquirer based on paragraph I of this Section (including its subparagraphs) directly conflicts with the decision of the United States under the terms of a consent decree entered into by it and defendants, the State of Washington shall not object to motions for orders for the transfer of this case and consolidation, for purposes of resolving the conflict, with the case in which defendants and the United States have entered a consent decree, provided that good faith efforts to resolve the conflict informally first have been made.

V. APPOINTMENT OF A TRUSTEE

A.                                   If defendants have not divested the Theater Assets within the time period specified in Section IV(A), defendants shall notify the State of Washington of that fact in writing. Upon application of the State of Washington, the Court shall appoint a trustee selected by the State of Washington and approved by the Court to effect the divestiture of the Theater Assets. The State of Washington shall recognize the trustee selected and appointed pursuant to a consent decree entered into by the United States and defendants, so long as all other terms of this Consent Decree will be met.

B.                                     After the appointment of a trustee becomes effective, only the trustee shall have the right to sell the Theater Assets. The trustee shall have the power and authority to accomplish the divestiture to an Acquirer acceptable to the State of Washington at such price and on such terms as are then obtainable upon reasonable effort by the trustee, subject to the provisions of Sections IV, V, VI, and VII of this Consent Decree, and shall have such other powers as this Court deems appropriate. Subject to Section V(D) of this Consent Decree, the trustee may hire at the cost and expense of defendants any investment bankers, attorneys, or other agents, who shall be solely accountable to the trustee, reasonably necessary in the trustee’s judgment to assist in the divestiture.

C.                                     Defendants shall not object to a sale by the trustee on any ground other than the trustee’s malfeasance. Any such objections by defendants must be conveyed in writing to the State of Washington and the trustee within ten (10) calendar days after the trustee has provided the notice required under Section VII.

D.                                    The trustee shall serve at the cost and expense of defendants, on such terms and conditions as the Court approves, and shall account for all monies derived from the sale of the assets sold by the trustee and all costs and expenses so incurred. After approval by the Court of the trustee’s accounting, including fees for its services and those of any professionals and agents retained by the trustee, all remaining money shall be paid to defendants and the trust shall then be terminated. The compensation of the trustee and any professionals and agents retained by the trustee shall be reasonable in light of the value of the Theater Assets and based on a fee arrangement providing the trustee with an incentive based on the price and terms of the divestiture and the speed with which it is accomplished, but timeliness is paramount.

E.                                      Defendants shall use their best efforts to assist the trustee in accomplishing the required divestiture. The trustee and any consultants, accountants, attorneys, and other persons retained by the trustee shall have full and complete access to the personnel, books, records, and facilities of the business to be divested, and defendants shall develop financial and other information relevant to such business as the trustee may reasonably request, subject to reasonable protection for trade secret or other confidential research, development, or commercial information. Defendants shall take no action to interfere with or to impede the trustee’s accomplishment of the divestiture.

F.                                      After its appointment, the trustee shall file monthly reports with the parties and the Court setting forth the trustee’s efforts to accomplish the divestiture ordered under this Consent Decree. To the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. Such reports shall include the name, address, and telephone number of each person who, during the preceding month, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Theater Assets, and shall describe in detail each contact with any such person. The trustee shall maintain full records of all efforts made to divest the Theater Assets.

G.                                     If the trustee has not accomplished such divestiture within six months after its appointment, the trustee shall promptly file with the Court a report setting forth (1) the trustee’s efforts to accomplish the required divestiture, (2) the reasons, in the trustee’s judgment, why the required divestiture has not been accomplished, and (3) the trustee’s recommendations. To the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. The trustee shall at the same time furnish such report to the State of Washington who shall have the right to make additional recommendations consistent with the purpose of the trust. The Court thereafter shall enter such orders as it shall deem appropriate to carry out the purpose of the Consent Decree, which may, if necessary, include extending the trust and the term of the trustee’s appointment by a period requested by the State of Washington.

VI. LANDLORD CONSENT

A.                                   If defendants are unable to effect the divestiture required herein due to the inability to obtain the Landlord Consent for any of the Theatre Assets, defendants shall divest alternative Theatre Assets that compete effectively with the theatre for which Landlord Consent was not obtained.  The State of Washington shall in its sole discretion determine whether such theatre competes effectively with the theatre for which landlord consent was not obtained.

B.                                     Within five (5) business days following a determination that Landlord Consent cannot be obtained for one of the Theatre Assets, defendants shall notify the State of Washington and propose an alternative divestiture pursuant to Section VI(A).  The State of Washington then shall have ten (10) business days in which to determine whether such theatre is a suitable alternative pursuant to Section VI(A). If defendants’ selection is deemed not to be a suitable alternative, the State of Washington shall in its sole discretion select the theatre to be divested.

C.                                     If the trustee is responsible for effecting the divestiture, it shall notify both the State of Washington and defendants within five (5) business days following a determination that Landlord Consent can not be obtained for one of the Theatre Assets.  Defendants shall thereafter have five (5) business days to propose an alternative divestiture pursuant to Section VI(a). The State of Washington shall have then ten (10) business days in which to determine whether such theatre is suitable alternative pursuant to Section VI(a). If defendants’ selection is deemed not to be a suitable competitive alternative, the State of Washington shall in its sole discretion select the theatre to be divested.

D.                                    To the extent the State of Washington’s determination under this Section that directly conflicts with a determination made by the United States under terms of a consent decree entered into by it and defendants, the State of Washington shall not object to motions for orders for the transfer of this case and consolidation, for purposes of resolving the conflict, with the case in which defendants and the United States have entered a consent decree, provided that good faith efforts to resolve the conflict informally first have been made.

VII. NOTICE OF PROPOSED DIVESTITURE

A.                                   Within two (2) business days following execution of a definitive divestiture agreement, defendants or the trustee, whichever is then responsible for effecting the divestiture required herein, shall notify the State of Washington of any proposed divestiture required by Sections IV or V of this Consent Decree. If the trustee is responsible, it shall similarly notify defendants. The notice shall set forth the details of the proposed divestiture and list the name, address, and telephone number of each person not previously identified who offered or expressed an interest in or desire to acquire any ownership interest in the Theater Assets, together with full details of the same.

B.                                     Within fifteen (15) calendar days of receipt by the State of Washington of such notice, the State of Washington may request from defendants, the proposed Acquirer, any other third party, or the trustee if applicable additional information concerning the proposed divestiture, the proposed Acquirer, and any other potential Acquirer.  Defendants and the trustee shall furnish any additional information requested within fifteen (15) calendar days of the receipt of the request, unless the parties shall otherwise agree.

C.                                     Within thirty (30) calendar days after receipt of the notice or within twenty (20) calendar days after the State of Washington has been provided the additional information requested from defendants, the proposed Acquirer, any third party, and the trustee, whichever is later, the State of Washington shall provide written notice to defendants and the trustee, if there is one, stating whether or not it objects to the proposed divestiture. If the State of Washington provides written notice that it does not object, the divestiture may be consummated, subject only to defendants’ limited right to object to the sale under Section V(C) of this Consent Decree. Absent written notice that the State of Washington does not object to the proposed Acquirer or upon objection by the State of Washington, the divestiture proposed under Sections IV or Section V shall not be consummated. Upon objection by defendants under Section V(C), the divestiture proposed under Section V shall not be consummated unless approved by the Court.

VIII. FINANCING

Defendants shall not finance all or any part of any purchase made pursuant to Section IV or V of this Consent Decree.

IX. HOLD SEPARATE STIPULATION

Until the divestiture required by this Consent Decree has been accomplished, defendants shall take all steps necessary to comply with the Hold Separate Stipulation and Order entered by this Court. Defendants shall take no action that would jeopardize the divestiture ordered by this Court.

X. AFFIDAVITS

A.                                   Within twenty (20) calendar days of the filing of the Complaint in this matter, and every thirty (30) calendar days thereafter until the divestiture has/have been completed under

Sections IV or V, defendants shall deliver to the State of Washington an affidavit as to the fact and manner of its compliance with Section IV or V of this Consent Decree. Each such affidavit shall include the name, address, and telephone number of each person who, during the preceding thirty days, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Theater Assets, and shall describe in detail each contact with any such person during that period. Each such affidavit shall also include a description of the efforts defendants have taken to solicit buyers for the Theater Assets, and to provide required information to prospective purchasers, including the limitations, if any, on such information. Assuming the information set forth in the affidavit is true and complete, any objection by the State of Washington to information provided by defendants, including limitation on information, shall be made within fourteen (14) days of receipt of such affidavit.

B.                                     Within twenty (20) calendar days of the filing of the Complaint in this matter, defendants shall deliver to the State of Washington an affidavit that describes in reasonable detail all actions defendants have taken and all steps defendants have implemented on an ongoing basis to comply with Section IX of this Consent Decree. Defendants shall deliver to the State of Washington an affidavit describing any changes to the efforts and actions outlined in defendants’ earlier affidavits filed pursuant to this Section within fifteen (15) calendar days after the change is implemented.

C.                                     Defendants shall keep all records of all efforts made to preserve and divest the Theater Assets until one year after such divestiture has/have been completed.

XI. COMPLIANCE INSPECTION

A.                                   For the purposes of determining or securing compliance with this Consent Decree, or of determining whether the Consent Decree should be modified or vacated, and subject to any legally recognized privilege, from time to time duly authorized representatives of the State of Washington, including consultants and other persons retained by the State of Washington, shall, and on reasonable notice to defendants, be permitted:

(1)                                  access during defendants’  office hours to inspect and copy,  or at plaintiff’s option, to require defendants provide copies of, all books, ledgers, accounts, records and documents in the possession, custody, or control of defendants, relating to any matters contained in this Consent Decree; and

(2)                                  to interview, either informally or on the record, defendants’ officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the reasonable convenience of the interviewee and without restraint or interference by defendants.

B.                                     Upon the written request of a duly authorized representative of the Attorney General for Washington, defendants shall submit written reports, under oath if requested, relating to any of the matters contained in this Consent Decree as may be requested.

C.                                     No information or documents obtained by the means provided in this Section shall be divulged by the State of Washington to any person other than an authorized representative of the executive branch of the United States and the trustee serving under Section V, except in the course of legal proceedings to which the State of Washington is a party (including grand jury proceedings), or for the purpose of securing compliance with this Consent Decree, or as otherwise required by law.

D.                                    If at the time information or documents are furnished by defendants to the plaintiffs, defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under
Rule 26(c)(7) of the Federal Rules of Civil Procedure, and defendants mark each pertinent page of such material, “Subject to claim of protection under Rule 26(c)(7) of the Federal Rules of Civil Procedure,” then the plaintiffs shall give defendants ten (10) calendar days notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).

XII. NOTIFICATION

A.                                   Unless such transaction is otherwise subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a (the “HSR Act”), defendants, without providing advance notification to the State of Washington, shall not directly or indirectly acquire any assets of or any interest, including any financial, security, loan, equity or management interest, in the business of first-run, commercial theaters in King County, Washington during the 10-year period of this Consent Decree. This notification requirement shall apply only to the acquisition of any assets or any interest in the business of first-run, commercial motion picture theatres at the time of the acquisition and shall not be construed to require notification of acquisition of interest in new theater developments or of assets not being operated as first-run commercial motion picture theatre businesses, provided, that this notification requirement shall apply to first-run, commercial theatres under construction at the time of the entering of this Consent Decree.

B.                                     Such notification shall be provided to the State of Washington in the same format as, and per the instructions relating to the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended, except that the information requested in Items 5 through 9 of the instructions must be provided only about first-run, commercial Theaters. Notification shall be provided at least thirty (30) days prior to acquiring any such interest, and shall include, beyond what may be required by the applicable instructions, the names of the principal representatives of the parties to the agreement who negotiated the agreement, and any management or strategic plans discussing the proposed transaction. If within the 30-day period after notification, representatives of State of Washington make a written request for additional information, defendants shall not consummate the proposed transaction or agreement until twenty (20) days after submitting all such additional information. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted in the same manner as is applicable under the requirements and provisions of the HSR Act and rules promulgated thereunder. This Section shall be broadly construed and any ambiguity or uncertainty regarding the filing of notice under this Section shall be resolved in favor of filing notice.

XIII. NO REACQUISITION

Defendants may not reacquire any part of the Theater Assets during the term of this Consent Decree.

XIV. RETENTION OF JURISDICTION

This Court retains jurisdiction to enable any party to this Consent Decree to apply to this Court at any time for further orders and directions as may be necessary or appropriate to carry out or construe this Consent Decree, to modify any of its provisions, to enforce compliance, and to punish violations of its provisions.

XV. EXPIRATION OF CONSENT DECREE

Unless this Court grants an extension, this Consent Decree shall expire ten years from the date of its entry.

XVI. PUBLIC INTEREST DETERMINATION

Entry of this Consent Decree is in the public interest.

XVII. ENFORCEMENT

A.                                   Violation of any of the terms of this Consent Decree shall constitute a violation of an injunction for which civil penalties of up to $25,000 per violation may be sought by the Attorney General pursuant to RCW 19.86.140.

B.                                     Nothing in this Consent Decree shall be construed to limit or bar any other governmental entity or consumer from pursuing other available remedies against Defendants.

C.                                     Under no circumstances shall this Consent Decree or the name of the State of Washington, Office of the Attorney General, or any of their employees be used by any defendant as an endorsement or approval of Defendants acts, practices or conduct of business.

XVIII. NOTIFICATIONS

If notices are issued pursuant to this Consent Decree they shall be issued to the following:

To the Plaintiff:

Mark O. Brevard, AAG

Office of the Attorney General

Antitrust Division

900 Fourth Avenue Suite 2000

Seattle, WA 98164

(206) 464-7030

(FAX) (206) 587-5636

markb@atg.wa.gov

To the Defendants:

Marquee Holdings Inc.

Damian G. Didden

Attorney for Defendant

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

LCE Holdings, Inc.

Deborah L. Feinstein

Attorney for Defendants

Arnold & Porter

555 12th Street, NW

Washington, DC 20004

XIX.  ATTORNEY FEES AND COST REIMBURSEMENT

A.                                   Defendants shall pay to the State of Washington, within ten (10) business days of entry of this Consent Decree, the sum of $ 45,000 for reimbursement of fees and costs incurred in this matter for all work performed up to November 15, 2005, plus actual fee and costs amounts that have accrued from that date up to entry of this Consent Decree.

B.                                     Defendants shall pay to the State of Washington reimbursement of actual fees and costs incurred by it for work performed after entry of this Consent Decree. The post-judgment work that is eligible for reimbursement under this provision must be directly related to overseeing the Operating and Divestiture Trustees, monitoring the divestiture so that it is accomplished in accordance with the terms of this Consent Decree, or taking any and all actions involving non-parties to this Consent Decree that the State of Washington, in its sole discretion, feels is necessary and appropriate to ensure the terms of this Consent Decree are fulfilled. The State of Washington shall submit one bill for reimbursement of post-judgment fees and costs within thirty (30) days after all assets described in this Consent Decree have been divested in accordance with the terms of this Consent Decree.  Defendants shall make prompt payment within ten (10) business days after the State of Washington has submitted one final bill for post-judgment fees and costs reimbursement.

C.                                     If the State of Washington brings an action to enforce the provisions of this Consent Decree and prevails, Defendants also shall reimburse the States actual fees and costs incurred in bringing the enforcement action.  The remedies set forth in this Consent Decree are in addition to any remedies available to the States for violation of the terms of this Consent Decree.

D.                                    Defendants shall pay the amounts specified above to the Antitrust Division of the Office of the Attorney General for the State of Washington, to be deposited into the Washington Attorney General Antitrust Revolving Fund. Payment shall be made by cashier’s check or wire transfer to the State of Washington, Office of the Attorney General, ATTN. Dale

Eastman, Litigation Manager, 900 Fourth Avenue, Suite 2000, Seattle, Washington, 98164.

XX.  APPROVAL AND ORDER

A.                                   This Consent Decree is approved and entered pursuant to 15 U.S.C. §26 and RCW 19.86.080. This Consent Decree is the Order of the Court and takes effect upon filing.

B.                                     This proceeding, in all other respects, is hereby dismissed with respect to Defendants.

It is SO ORDERED this         day of                        2005.

UNITED STATES DISTRICT JUDGE

Presented by:

ROB MCKENNA

Attorney General of Washington State

TINA E. KONDO

Senior Assistant Attorney General

Antitrust Division Chief

/s/ Mark O. Brevard
MARK O. BREVARD, WSBA #21228 Assistant Attorney General 900 Fourth Avenue Suite 2000 Seattle, WA 98164 (206) 464-7030

Approved as to form; Notice of Presentation waived:

For Defendant Marquee Holdings, Inc.;

/s/ Peter C. Brown
NAME
Chief Executive Officer

/s/ Duncan C. Turner
DUNCAN C. TURNER, WSBA #20597
Counsel for Defendant
Badgley Mullins Law Group PLLC
701 Fifth Avenue, Suite 4750
Seattle, WA 98104
Tel: (206) 340-5907
Fax: (206) 621-6566

/s/ Damian G. Didden
DAMIAN G. DIDDEN (Pro Hac Vice) ILENE KNABLE GOTTS (Pro Hac Vice) Counsel for Defendant Wachtell, Lipton, Rosen & Katz

51 West 52nd Street
New York, NY 10019
Tel: (212) 403-1113
Fax: (212) 403-2113

Approved as to form; Notice of presentation waived:

For Defendant LCE Holdings, Inc.:

/s/ Travis Reid
NAME
Chief Executive Officer

/s/ Ramona M. Emerson
RAMONA M. EMERSON, WSBA #20956
Counsel for Defendant
Preston Gates & Ellis LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104-1158
Tel: (206) 370-6748
Fax: (206) 370-6058
Dated:	12/20/05

/s/ Deborah L. Feinstein
DEBORAH L. FEINSTEIN (Pro Hac Vice)
Counsel for Defendant
Arnold & Porter LLP
555 Twelfth Street, NW Washington, DC 20004
Tel: (202) 942-5015 Fax: (202) 942-5999
Dated:	December 19, 2005